Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

AB TAX-AWARE CREDIT OPPORTUNITIES FUND

This Investment Advisory Agreement (this “Agreement”) is made as of September 9, 2026, by and between AB Tax-Aware Credit Opportunities Fund, a Delaware statutory trust (the “Fund”), and AllianceBernstein, L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund desires to retain the Adviser to furnish investment advisory services to the Fund on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Duties of the Adviser.

(a) Retention of the Adviser. The Fund hereby retains the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Fund (the “Board”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Fund’s Declaration of Trust, By-Laws, and registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-2 under the 1940 Act (the “Registration Statement”), all in such manner and to such extent as may from time to time be authorized by the Board; (ii) in accordance with all other applicable federal and state laws, rules and regulations; and (iii) in accordance with the 1940 Act.

(b) Responsibilities of the Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) make decisions with respect to all purchases and sales of the Fund’s portfolio of investments; (ii) determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (iii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iv) execute, close, service and monitor the Fund’s investments; (v) arrange financings and borrowing facilities for the Fund; and (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its assets.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, the Adviser is hereby authorized, as agent and attorney-in-fact for the Fund, for the Fund’s account and at the Fund’s risk and in the Fund’s name, to act on behalf of and in the name of the Fund to effectuate investment decisions for the Fund, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund or any entity in which the Fund has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any service providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In all purchases, sales and other transactions in the Fund’s portfolio investments, the Adviser is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or transactions. In the event that the Fund determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Fund also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Fund or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution. The Adviser shall exercise voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund’s portfolio securities subject to such direction as the Board may provide. The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement, including, without limitation, purchase and sale agreements, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

(d) Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Fund in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Fund for the purpose of the Fund’s business, and action taken by the Adviser in accordance with such powers shall bind the Fund.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Fund, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Fund shareholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

Section 2. Compensation of the Adviser.

(a) Management Fee. The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a management fee (“Management Fee”) as hereinafter set forth. The Management Fee shall be calculated at an annual rate of 0.85% per annum multiplied by the Fund’s average daily net asset value, including any temporary investments. The Management Fee will be payable monthly in arrears. For the portion of any month in which this Agreement becomes effective after the beginning of such month, such compensation shall be prorated according to the proportion which such portion of a month bears to a full month, and will be adjusted for any share issuances or repurchases which occurred during the relevant month. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(b) Waiver or Deferral of Fees. The Adviser shall have the right to elect to waive or defer all or a portion of the Management Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Fund shall obtain instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any period shall be deferred without interest and may be paid over in any such other quarter prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Fund.

Section 3. Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the ability of the Adviser to fulfill its obligations under this Agreement.

Section 4. Limitation of Liability of the Adviser; Indemnification.

(a) The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) shall not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss that is found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties, or from reckless disregard by the Adviser of its obligations and duties under this Agreement or conviction of a felony. With respect to the engagement of sub-advisers pursuant to this Agreement, notwithstanding the generality of this Section 4, the Adviser shall not be responsible or liable for any act or omission by any such sub-adviser, including without limitation any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for the Fund. With respect to the provision of non-investment advisory services, notwithstanding the generality of this Section 4, the Adviser shall not be responsible or liable for any act or omission by any other party, including other service providers. The Fund shall, to the maximum extent permitted by applicable law, indemnify (out of its assets) and hold the Indemnified Parties harmless, and the Fund hereby releases each of the Indemnified Parties to the fullest extent permitted by applicable law, from and against any and all Losses (as defined below), including, without limitation, Losses incurred in investigating, preparing or defending any action (including any action to enforce this Section 4), claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court, Governmental Authority (as defined below), arbitration or mediation, whether pending or threatened, whether or not an Indemnified Party is or may be a party thereto, which, in the judgment of the Board, arise out of, relate to or are in connection with this Agreement or the management or conduct of the Fund’s activities and affairs and the Fund’s investment activities or affairs, except for any such Losses that are found by a court of competent jurisdiction, upon entry of a final judgment rendered and unappealable or not timely appealed, to have resulted primarily from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties, or from reckless disregard by the Adviser of its obligations and duties under this Agreement or conviction of a felony (the “Indemnification Obligations”). Nothing in this Agreement shall in any way constitute a waiver or limitation by the Fund of any rights or remedies which may not be so limited or waived in accordance with applicable law.

(b) The termination of any proceeding by settlement shall not be deemed to create a presumption that the Indemnified Party involved in such settlement acted in a manner which constituted fraud, bad faith, gross negligence or intentional misconduct. The indemnification provisions of this section may be asserted and enforced by, and shall be for the benefit of, each Indemnified Party, and each Indemnified Party is hereby specifically empowered to assert and enforce such right. The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall extend to its heirs, successors, assigns and legal representatives.

(c) The Board is specifically authorized and empowered, for and on behalf of the Fund, to enter into any agreement or undertaking with any Indemnified Party not itself a party to this Agreement that the Board considers to be necessary or advisable to give full effect to the provisions of this section. The consent of any person who is not a party to this Agreement (including, without limitation, any Indemnified Party) is not required for any amendment to, or variation, release, rescission or termination of, this Agreement, except as otherwise required by law.

(d) “Losses” means any and all damages, losses, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, interest, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to pending, threatened or concluded litigation and interest on any of the foregoing or the amount of any liability which the Fund may owe pursuant to a guarantee the Fund has provided in connection with an investment.

(e) “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 6. Effectiveness, Duration and Termination.

(a) Term and Effectiveness. This Agreement shall become effective as of the date first above written. This Agreement shall continue in effect for a term of two years from the date hereof and thereafter shall continue in effect so long as its continuance is specifically approved at least annually by (A) the affirmative vote of a majority of the Board, or by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that term is defined in the 1940 Act), and (B) the affirmative vote of a majority of the Trustees of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”), in accordance with the requirements of the 1940 Act.

(b) Termination; Assignment. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Fund upon sixty (60) days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Trustees; (ii) by the Adviser upon not less than sixty (60) days’ prior written notice to the Fund. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined in Section 2(a)(4) of the 1940 Act). The Adviser will notify the Fund of any change in general partners of the Adviser’s partnership within a reasonable time after such change.

(c) Survival. The provisions of Section 4 (Limitation of Liability of the Adviser; Indemnification) of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement, the Adviser shall be entitled to any amounts owed under Section 2 through the date of termination or expiration.

Section 7. Non-Exclusivity.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others.

Section 8. Permissible Interests.

Subject to and in accordance with the Declaration of Trust of the Fund now in effect (as it may be amended from time to time, the “Declaration of Trust”), Trustees, officers, agents, and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents, partners, and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Declaration of Trust and the provisions of the 1940 Act.

Section 9. Name and Marks.

If the Adviser ceases to act as the Fund’s investment adviser, or, in any event, if the Adviser so requests in writing, the Fund agrees to take all necessary action to change its name to a name not including the terms “AB.” The Adviser may from time to time make available without charge to the Fund for its use such marks or symbols owned by the Adviser, including marks or symbols containing the terms “AB” or any variation thereof, as the Adviser may consider appropriate. Any such marks or symbols so made available will remain the property of the Adviser and the Adviser shall have the right, upon notice in writing, to require the Fund to cease the use of such mark or symbol at any time.

Section 10. Amendments.

This Agreement may be amended by the mutual consent of the parties hereto; provided that the approval of the Independent Trustees and the majority of the outstanding voting securities of the Fund must be obtained in conformity with the requirements of the 1940 Act, in each case, to the extent required by law.

Section 11. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to conflict of laws principles; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

Section 12. Third Party Beneficiaries.

Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 13. Severability.

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to persons or circumstances other than those to which it is held invalid, illegal or unenforceable shall not be affected thereby.

Section 14.Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all parties to execute the same counterpart hereof.

Section 15. Forum.

Each party irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each party hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives, to the fullest extent permitted by law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Board (on their own behalf or on behalf of the Fund) to commence legal actions or proceedings or otherwise proceed against the Adviser in any other jurisdiction. Nothing in this Section 17 shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be duly executed as of the date first above written.

AB TAX-AWARE CREDIT OPPORTUNITIES FUND		ALLIANCEBERNSTEIN, L.P.

By:	/s/ Brian Doyle-Wenger	By:	/s/ Leon Hirth
Name:	Brian Doyle-Wenger	Name:	Leon Hirth
Title:	Assistant Secretary	Title:	Assistant Secretary